4-1-00 (Optional Use Date)    Information Professionals Company  Fond du Lac, WI
9-1-00 (Mandatory Use Date)                                         800-655-2021
                              COMMERCIAL OFFER TO PURCHASE
                                                              Page 1 of 5, WB-15


1 ATTORNEY DRAFTING THIS OFFER 6/13/01 [DATE] IS/(AGENT OF SELLER)(AGENT OF BUYER)(DUAL AGENT) STRIKE TWO

2    GENERAL PROVISIONS The Buyer,  ESITEC, LLC

3 offers to purchase the Property known as [Street Address] 1915 MACARTHUR ROAD and land in the

4 CITY AND TOWN of WAUKESHA, County of WAUKESHA, Wisconsin (Insert additional

5    description, if any, at lines 293 - 297 or attach as an addendum, line
     298), on the following terms: see additional at lines 293 - 295.

6    - PURCHASE PRICE:  $1,350,000.00

7    ONE MILLION THREE HUNDRED FIFTY THOUSAND Dollars ($1,350,000.00).

8 - EARNEST MONEY of $ SEE ADDENDUM accompanies this Offer and earnest money of $ SEE ADDENDUM

9    will be paid within 3 days of acceptance.

10 - THE BALANCE OF PURCHASE PRICE will be paid in cash or equivalent at closing unless otherwise provided below.

11 - ADDITIONAL ITEMS INCLUDED IN PURCHASE PRICE: Seller shall include in the purchase price and transfer, free and clear of encum-

12 brances, all fixtures, as defined at lines 117 - 120 and as may be on the Property on the date of this Offer, unless excluded at lines 15 - 16, and

13   the following additional items: SEE ADDENDUM

14

15 - ITEMS NOT INCLUDED IN THE PURCHASE PRICE: CAUTION: ADDRESS RENTED FIXTURES OR TRADE FIXTURES OWNED BY TENANTS, IF

16   APPLICABLE. OTHER PERSONAL PROPERTY OF SELLER

17   All personal property included in purchase price will be transferred by
     bill of sale or                           .

18 ACCEPTANCE Acceptance occurs when all Buyers and Sellers have signed an identical copy of the Offer, including signatures on separate

19 but identical copies of the Offer. CAUTION: DEADLINES IN THE OFFER ARE COMMONLY CALCULATED FROM ACCEPTANCE. CONSIDER WHETHER SHORT TERM

20 DEADLINES RUNNING FROM ACCEPTANCE PROVIDE ADEQUATE TIME FOR BOTH BINDING ACCEPTANCE AND PERFORMANCE.

21 BINDING ACCEPTANCE This Offer is binding upon both Parties only if a copy of the accepted Offer is delivered to Buyer on or before

22 JULY 6, 2001. CAUTION: THIS OFFER MAY BE WITHDRAWN PRIOR TO DELIVERY OF ACCEPTED OFFER.

23 DELIVERY OF DOCUMENTS AND WRITTEN NOTICES Unless otherwise stated in this Offer, delivery of documents and written notices

24 to a party shall be effective only when accomplished by one of the methods specified at lines 25 - 34.

25 (1) By depositing the document or written notice postage or fees prepaid in the U.S. Mail or fees prepaid or charged to an account with a com-

26 mercial delivery service, addressed either to the Party, or to the Party's recipient for delivery designated at lines 28 or 30 (if any), for delivery to

27   the Party's delivery address at lines 29 or 31.

28   Seller's recipient for delivery (optional): JEFF NIGL

29 Seller's delivery address: ELECTRONIC TELE-COMMUNICATIONS, INC. 1915 MACARTHUR ROAD, WAUKESHA, WI 53186

30   Buyer's recipient for delivery (optional): Dean Danner for esitec, llc

31 Buyer's delivery address: esitec, llc 1915 MacArthur Road, Waukesha, WI 53186 Suite 1

32 (2) By giving the document or written notice personally to the Party or the Party's recipient for delivery if an individual is designated at lines 28 or 30.

33 (3) By fax transmission of the document or written notice to the following telephone number:

34   Buyer: ( 262 ) 542-5600 X242     Seller: ( 262 )542-1524

35 LEASED PROPERTY If Property is currently leased and lease(s) extended beyond closing, Seller shall assign Seller's rights under said lease(s)

36 and transfer all security deposits and prepaid rents thereunder to Buyer at closing. The terms of the //(written) (oral) STRIKE ONE lease(s), if any,

37   are SELLER IS ONLY TENANT, NO LEASE.

38 RENTAL WEATHERIZATION This transaction is STRIKE ONE exempt from State of Wisconsin Rental Weatherization Standards

39 (Wisconsin Administrative Code, Comm 67). If not exempt, Seller STRIKE ONE will be responsible for compliance, including all costs.

40 If Seller is responsible for compliance, Seller shall provide a Certificate of Compliance at closing.

41 PLACE OF CLOSING This transaction is to be closed at the place designated by Buyer's mortgagee or TIKALSKY, RAASCH & TIKALSKY

42 no later than SEE ADDENDUM, unless another date or place is agreed to in writing.

43 CLOSING PRORATIONS The following items shall be prorated at closing: real estate taxes, rents, water and sewer usage charges, garbage pick-

44 up and other private and municipal charges, property owner's association assessments, fuel, payments under governmental agricultural programs

45 and NONE. Any income, taxes or expenses shall accrue to Seller and be prorated through

46 the day prior to closing. Net general real estate taxes shall be prorated based on (the net general real estate taxes for the current year, if known,

47 otherwise on the net general real estate taxes for the preceding year) TAXES SHALL BE RE-PRORATED UPON RECEIPT OF YEAR 2001 TAX BILL

48                  ). STRIKE AND COMPLETE AS APPLICABLE CAUTION: IF PROPERTY
     HAS NOT BEEN FULLY ASSESSED FOR

49 TAX PURPOSES (for example, recent land division or completed/pending reassessment) or if proration on the basis of net general real

50 ESTATE taxes is not acceptable (for example, changing mill rate), insert estimated annual tax or other basis for proration.

51   PROPERTY CONDITION PROVISIONS

52 - PROPERTY CONDITION REPRESENTATIONS: Seller represents to Buyer that as of the date of acceptance Seller has no notice or

53 knowledge of conditions affecting the Property or transaction other than those identified in Seller's Real Estate Condition Report

54 dated N/A, which was received by Buyer prior to Buyer signing this Offer and which is made a part of this Offer by reference

55   COMPLETE DATE OR STRIKE AS APPLICABLE and See Addendum for disclosures.

56                                        INSERT CONDITIONS NOT ALREADY INCLUDED
     IN THE CONDITION REPORT.

                                                                   [Page 2 of 5]

57 - A "condition affecting the Property or transaction" is defined as follows:

58   (a) planned or commenced public improvements which may result in special assessments or otherwise materially affect the Property or the

59       present use of the Property;

60   (b) government agency or court order requiring repair, alteration or correction of any existing condition;

61   (c) completed or pending reassessment of the Property for property tax purposes;

62   (d) structural inadequacies which if not repaired will significantly shorten the expected normal life of the Property;

63   (e) any land division involving the Property, for which required state or local approvals had not been obtained;

64   (f) construction or remodeling on the Property for which required state or local approvals were not obtained;

65   (g) any portion of the Property being in a 100 year floodplain, a wetland or shoreland zoning area under local, state or federal regulations;

66   (h) that a structure on the Property is designated as a historic building or that any part of the Property is in a historic district;

67   (i) material violations of environmental laws or other laws or agreements regulating the use of the Property;

68   (j) conditions constituting a significant health or safety hazard for occupants of the Property;

69   (k) underground or aboveground storage tanks for storage of flammable, combustible or hazardous materials including but not limited to gasoline

70 and heating oil, which are currently or which were previously located on the Property; NOTE: THE WISCONSIN ADMINISTRATIVE CODE CONTAINS

71 REGISTRATION AND OPERATION RULES FOR SUCH UNDERGROUND AND ABOVEGROUND STORAGE TANKS.

72   (l) high voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the Property;

73   (m) material levels of hazardous substances located on Property or previous storage of material amounts of hazardous substances on Property;

74   (n) other conditions or occurrences which would significantly reduce the value of the Property to a reasonable person with knowledge of the

75       nature and scope of the condition or occurrence.

76 - PROPERTY DIMENSIONS AND SURVEYS: Buyer and Seller acknowledge that any Property, building or room dimensions, or total acreage

77 or building square footage figures, provided to Buyer or Seller may be approximate because of rounding or other reasons, unless verified by

78 survey or other means. Buyer also acknowledges that there are various formulas used to calculate total square footage of buildings and that total

79   square footage figures will vary dependent upon the formula used. CAUTION:
     BUYER SHOULD VERIFY TOTAL SQUARE FOOTAGE FORMULA, PROPERTY,

80 BUILDING OR ROOM DIMENSIONS, AND TOTAL ACREAGE OR SQUARE FOOTAGE FIGURES, IF MATERIAL TO BUYER'S DECISION TO PURCHASE.

81 - INSPECTIONS: Seller agrees to allow Buyer's inspectors reasonable access to the Property upon reasonable notice if the inspections are

82 reasonably necessary to satisfy the contingencies in this Offer. Buyer agrees to promptly provide copies of all such inspection reports to Seller, and

83 to listing broker if Property is listed. Furthermore, Buyer agrees to promptly restore the Property to its original condition after Buyer's inspections are

84 completed, unless otherwise agreed with Seller. An "inspection" is defined as an observation of the Property which does not include testing of the

85 Property, other than testing for leaking carbon monoxide, or testing for leaking LP gas or natural gas used as a fuel source, which are hereby authorized.

86 - TESTING: Except as otherwise provided, Seller's authorization for inspections does not authorize Buyer to conduct testing of the Property. A

87 "test" is defined as the taking of samples of materials such as soils, water, air or building materials from the Property and the laboratory or other

88 analysis of these materials. If Buyer requires testing, testing contingencies must be specifically provided for at lines 293 - 297 or in an addendum

89 per line 298. Note: Any contingency authorizing such tests should specify the areas of the Property to be tested, the purpose of the test, (e.g., to

90 determine if environmental contamination is present), any limitations on Buyer's testing and any other material terms of the contingency (e.g.,

91 Buyer's obligation to return the Property to its original condition). Seller acknowledges that certain inspections or tests may detect environmental

92 pollution which may be required to be reported to the Wisconsin Department of Natural Resources.

93 - PRE-CLOSING INSPECTION: At a reasonable time, pre-approved by Seller or Seller's agent, within 3 days before closing, Buyer shall have the

94 right to inspect the Property to determine that there has been no significant change in the condition of the Property, except for ordinary wear and

95 tear and changes approved by Buyer, and that any defects Seller has elected to cure have been repaired in a good and workmanlike manner.

96 - ENVIRONMENTAL SITE ASSESSMENT: An "environmental site assessment" (also known as a "Phase I Site Assessment") (see lines 279 to

97   283) may include, but is not limited to: (1) an inspection of the Property;
     (2) a review of the ownership and use history of the Property, including a

98 search of title records showing private ownership of the Property for a period of 80 years prior to the visual inspection; (3) a review of historic and

99 recent aerial photographs of the Property, if available; (4) a review of environmental licenses, permits or orders issued with respect to the Property;

100 (5) an evaluation of results of any environmental sampling and analysis that has been conducted on the Property; and (6) a review to determine

101 if the Property is listed in any of the written compilations of sites or facilities considered to pose a threat to human health or the environment includ-

102  ing the National Priorities List, the Department of Natural Resources'
     (DNR) registry of Abandoned Landfills, the DNR's Registry of Leaking

103 Underground Storage Tanks, the DNR's most recent remedial response site evaluation report (including the Inventory of Sites and Facilities Which

104 May Cause or Threaten to Cause Envirnomental Pollution). Any "Environmental site assessment" performed under this Offer shall comply with

105 generally recognized industry standards (e.g. current American Society of Testing and Materials "Standards for Environmental Site Assessments for

106  Commercial Real Estate"), and state and federal guidelines, as applicable.
     CAUTION: UNLESS OTHERWISE AGREED AN

107 "ENVIRONMENTAL SITE ASSESSMENT" DOES NOT INCLUDE SUBSURFACE TESTING OF THE SOIL OR GROUNDWATER OR OTHER TESTING OF THE PROPERTY FOR

108  ENVIRONMENTAL POLLUTION.

109 - PROPERTY DAMAGE BETWEEN ACCEPTANCE AND CLOSING: Seller shall maintain the Property until the earlier of closing or occupancy

110 of Buyer in materially the same condition as of the date of acceptance of this Offer, except for ordinary wear and tear. If, prior to closing, the

111 Property is damaged in an amount of not more than five per cent (5%) of the selling price, Seller shall be obligated to repair the Property and

112 restore it to the same condition that it was on the day of this Offer. If the damage shall exceed such sum, Seller shall promptly notify Buyer in writ-

113 ing of the damage and this Offer may be canceled at the option of Buyer. Should Buyer elect to carry out this Offer despite such damage, Buyer

114 shall be entitled to the insurance proceeds relating to the damage to the Property, plus a credit towards the purchase price equal to the amount of

115 Seller's deductible on such policy. However, if this sale is financed by a land contract or a mortgage to Seller, the insurance proceeds shall be

116  held in trust for the sole purpose of restoring the Property.

117 FIXTURES A "Fixture" is an item of property which is physically attached to or so closely associated with land and improvements so as to be

118 treated as part of the real estate, including, without limitation, physically attached items not easily removable without damage to the Property, items

119 specifically adapted to the Property, and items customarily treated as fixtures. A "fixture" does not include trade fixtures owned by tenants of the

120  Property. See Lines 11 to 17.

121 OCCUPANCY Occupancy of the entire Property shall be given to Buyer at time of closing unless otherwise provided in this Offer at lines 293 -

122 297 or in an addendum per line 298. Occupancy shall be given subject to tenant's rights, if any.

123 SPECIAL ASSESSMENTS Special assessments, if any, for work actually commenced or levied prior to date of this Offer shall be paid by Seller


124 no later than closing. All other special assessments shall be paid by Buyer. CAUTION: Consider a special agreement if area assessments, prop-


125 erty owner's association assessments or other expenses are contemplated. "Other expenses" are one-time charges or ongoing use fees for pub-

126 lic improvements (other than those resulting in special assessments) relating to curb, gutter, street, sidewalk, sanitary and stormwater and storm

127 sewer (including all sewer mains and hook-up and interceptor charges), parks, street lighting and street trees, and impact fees for other public

128  facilities, as defined in Wis. Stat. ss. 66.55(1)(c) & (f).

                                                                   [page 3 of 5]

129  PROPERTY ADDRESS: 1915 MACARTHUR ROAD, WAUKESHA, WI

130 OPTIONAL FINANCING CONTINGENCY: THE CONTINGENCY AT LINES 132 THROUGH 160 IS A PART OF THIS OFFER IF MARKED, SUCH

131 AS WITH AN "X," AT LINE 132. IT IS NOT PART OF THIS OFFER IF IT IS MARKED N/A OR LEFT BLANK.

132 [X] FINANCING CONTINGENCY: This Offer is contingent upon Buyer being able to obtain: CHECK APPLICABLE FINANCING BELOW

133      [ ] land contract financing from Seller at closing as further described at lines 136 to 153 and 161 to 168.

134      [X] a CONVENTIONAL INSERT LOAN PROGRAM fixed STRIKE ONE rate first mort-

135 gage loan commitment as further described at lines 136 to 149 and 154 to 178, within 20 days of acceptance of this Offer.

136 The financing selected shall be in an amount of not less than $900,00.00 for a term of not less than 5 years, amortized

137 over not less than 20 years. If the purchase price under this Offer is modified, the financed amount, unless otherwise provided, shall be

138 adjusted to the same percentage of the purchase price as in this contingency and the monthly payments shall be adjusted as necessary to main-

139  tain the term and amortization stated above.

140 IF FINANCING IS FIXED RATE the annual rate of interest shall not exceed 8.5% and monthly payments of principal and interest shall

141  not exceed $ AS CALCULATED.

142  IF FINANCING IS ADJUSTABLE RATE the initial annual interest rate shall not
     exceed     %. The initial interest rate shall be fixed for

143         months, at which time the interest rate may be increased not more
     than       % per year. The maximum interest rate during the

144  mortgage term shall not exceed      %. Initial monthly payments of
     principal and interest shall not exceed $         . Monthly

145 payments of principal and interest may be adjusted to reflect interest changes.

146 MONTHLY PAYMENTS MAY ALSO INCLUDE 1/12th of the estimated net annual real estate taxes, hazard insurance premiums, and private

147 mortgage insurance premiums. The mortgage may not include a prepayment premium. Buyer agrees to pay a loan fee in an amount not

148 to exceed 0% of the loan. (Loan fee refers to discount points and/or loan origination fee, but DOES NOT include Buyer's other closing

149 costs.) Note: Unless otherwise agreed, Buyer's delivery of any document labeled a loan commitment will satisfy this contingency.

150  IF FINANCING IS BY LAND CONTRACT $            shall be paid at closing (in
     addition to earnest money), interest rate following payment

151  default shall be      %, the default period shall be      days for payments
     and      days for performance of any other

152 obligations. Interest shall be calculated on a prepaid basis. Any amount may be prepaid on principal without penalty at any time. Buyer under-

153 stands that if the term of the land contract is shorter than the amortization period a balloon payment will be due at the end of the term.

154 LOAN COMMITMENT: Buyer agrees to pay all customary financing costs (including closing fees), to apply for financing promptly, and to provide evidence of

155 application promptly upon request by Seller. If Buyer qualifies for the financing described in this Offer or other financing acceptable to Buyer, Buyer agrees

156 to deliver to Seller a copy of the written loan commitment no later than the deadline for loan commitment at line 135. BUYER'S DELIVERY OF A COPY OF

157 ANY WRITTEN LOAN COMMITMENT (EVEN IF SUBJECT TO CONDITIONS) SHALL SATISFY THE BUYER'S FINANCING CONTINGENCY UNLESS ACCOMPANIED BY A NOTICE

158 OF UNACCEPTABILITY. CAUTION: BUYER, BUYER'S LENDER AND AGENTS OF BUYER OR SELLER SHOULD NOT DELIVER A LOAN COMMITMENT

159 TO SELLER WITHOUT BUYER'S PRIOR APPROVAL OR UNLESS ACCOMPANIED BY A NOTICE OF UNACCEPTABILITY.

160 LAND CONTRACT: If this Offer provides for a land contract both Parties agree to execute a State Bar of Wisconsin Form 11 Land Contract, the terms of

161 which are incorporated into this Offer by reference. Prior to execution of the land contract Seller shall provide the same evidence of mer-chantable title as

162 required above and written proof, at or before execution, that the total underlying indebtedness, if any, is not in excess of the pro-posed balance of the land

163 contract, that the payments of the land contract are sufficient to meet all of the obligations of Seller on the underlying indebtedness, and that all creditors

164 whose consent is required have consented to the land contract sale. Seller may terminate this Offer if creditor approval cannot be obtained. Seller may

165 terminate this Offer if Buyer does not provide a written credit report which indicates that Buyer is credit worthy based upon reasonable underwriting

166 standards within 15 days of acceptance. Buyer shall pay all costs of obtaining creditor approval and the credit report. Seller shall be responsible for

167 preparation and the expense of preparation of all closing documentation, including the land contract.

168 FINANCING UNAVAILABILITY: If financing is not available on the terms state in this Offer (and Buyer has not already delivered an acceptable loan

169 commitment for other financing to Seller), Buyer shall promptly deliver written notice to Seller of same including copies of lender(s)' rejection letter(s) or

170 other evidence of unavailability. Unless a specific loan source is named in the financing contingency, Seller shall then have 10 days to give Buyer written

171 notice of Seller's decision to finance this transaction on the same terms set forth in the financing contingency, and this Offer shall remain in full force

172 and effect, with the time for closing extended accordingly. If Seller's notice is not timely given, this Offer shall be null and void. Buyer authorizes Seller to

173 obtain any credit information reasonably appropriate to determine Buyer's credit worthiness for Seller financing.

174 SELLER TERMINATION RIGHTS: If Buyer does not make timely delivery of said commitment, Seller may terminate this Offer provided that Seller

175 delivers a written notice of termination to Buyer prior to Seller's actual receipt of a copy of Buyer's written loan commitment.

176 NOTE: IF PURCHASE IS CONDITIONED ON BUYER OBTAINING FINANCING FOR OPERATIONS OR DEVELOPMENT CONSIDER ADDING A

177  CONTINGENCY FOR THAT PURPOSE.

178

179  TITLE EVIDENCE

180 - CONVEYANCE OF TITLE: Upon payment of the purchase price, Seller shall convey the Property by warranty deed (or other conveyance as provided

181 herein) free and clear of all liens and encumbrances, except: municipal and zoning ordinances and agreements entered under them, recorded easements

182 for the distribution of utility and municipal services, recorded building and use restrictions and covenants, general taxes levied

183  in the year of closing and NONE

184                                                       (provided none of the

185 foregoing prohibit present use of the Property), which constitutes merchantable title for purposes of this transaction. Seller further agrees to com-plete and

186 execute the documents necessary to record the conveyance. WARNING: IF BUYER CONTEMPLATES IMPROVING OR DEVELOPING PROPERTY, OR A CHANGE IN

187 USE, BUYER MAY NEED TO ADDRESS MUNICIPAL AND ZONING ORDINANCES, RECORDED BUILDING AND USE RESTRICTIONS, COVENANTS AND EASEMENTS WHICH

188 MAY PROHIBIT SOME IMPROVEMENTS OR USES. THE NEED FOR BUILDING PERMITS, ZONING VARIANCES, ENVIRONMENTAL AUDITS,

                                                            [page 4 of 5, WB-15]


189 ETC., MAY NEED TO BE INVESTIGATED TO DETERMINE FEASIBILITY OF IMPROVEMENTS, DEVELOPMENT OR USE CHANGES FOR PROPERTY. CONTINGENCIES FOR

190 INVESTIGATION OF THESE ISSUES MAY BE ADDED TO THIS OFFER. SEE LINES 293 TO 298.

191 - FORM OF TITLE EVIDENCE: Seller shall give evidence of title in the form of an owner's policy of title insurance in the amount of the purchase price on

192 a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin. CAUTION: IF TITLE EVIDENCE WILL BE GIVEN BY ABSTRACT,

193  STRIKE TITLE INSURANCE PROVISIONS AND INSERT ABSTRACT PROVISIONS.

194 - PROVISION OF MERCHANTABLE TITLE: Seller shall pay all costs of providing title evidence. For purposes of closing, title evidence shall be acceptable

195 if the commitment for the required title insurance is delivered to Buyer's attorney or Buyer not less than 3 business days before clos- ing, showing title to

196 the Property as of a date no more than 15 days before delivery of such title evidence to be merchantable, subject only to liens which will be paid out of the

197 proceeds of closing and standard abstract certificate limitations or standard title insurance requirements and excep-tions, as appropriate.
     CAUTION: BUYER

198 SHOULD CONSIDER UPDATING THE EFFECTIVE DATE OF THE TITLE COMMITMENT PRIOR TO CLOSING, A "GAP ENDORSEMENT" TO THE

199  TITLE COMMITMENT OR AN ESCROW CLOSING.

200 - TITLE ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of objections to title by the time set for closing.

201 In such event, Seller shall have a reasonable time, but not exceeding 15 days, to remove the objections, and the time for closing shall be extend- ed as necessary

202 for this purpose. In the event that Seller is unable to remove the objections, Buyer shall have 5 days from receipt of notice thereof, to deliver written notice waiving

203 the objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, this offer shall be null and void. Providing title

204 evidence acceptable for closing does not extinguish Seller's obligations to give merchantable title to Buyer.

205 DELIVERY/RECEIPT Unless otherwise stated in this Offer, any signed document transmitted by facsimile machine (fax) shall be treated in all man-ner

206 and respects as an original document and the signature of any Party upon a document transmitted by fax shall be considered an original sig-

207 nature. Personal delivery to, or actual receipt by, any named Buyer or Seller constitutes personal delivery to, or actual receipt by Buyer or Seller. Once

208 received, a notice cannot be withdrawn by the Party delivering the notice without the consent of the Party receiving the notice. A Party may not unilaterally

209 reinstate a contingency after a notice of a contingency waiver has been received by the other Party. THE DELIVERY/RECEIPT PROVI-SIONS IN THIS OFFER MAY

210 BE MODIFIED WHEN APPROPRIATE (E.G., WHEN MAIL DELIVERY IS NOT DESIRABLE (SEE LINES 25 - 31)). Buyer and Seller author-ize the agents of Buyer and Seller

211 to distribute copies of the Offer to Buyer's lender, appraisers, title insurance companies and any other settle- ment service providers for the transaction.

212

213 DATES AND DEADLINES Deadlines expressed as a number of "days" from an event, such as acceptance, are calculated by excluding the day the event

214 occurred and by counting subsequent calendar days. The deadline expires at midnight on the last day. Deadlines expressed as a specific num-ber of "business

215 days" exclude Saturdays, Sundays, any legal holiday under Wisconsin or Federal law, and other day designated by the President such that the postal service

216 does not receive registered mail or make regular deliveries on that day. Deadlines expressed as a specific number of "hours" from the occurrence of an event, such

217 as receipt of a notice, are calculated from the exact time of the event, and by counting 24 hours per calendar day. Deadlines expressed as a specific day of the

218 calendar year or as the day of a specific event, such as closing, expire at midnight of that day.

219 DEFAULT Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and conditions of this Offer. A material failure

220 to perform any obligation under this Offer is a default which may subject the defaulting party to liability for damages or other legal remedies.

221       If Buyer defaults, Seller may:

222       (1) sue for specific performance and request the earnest money as partial payment of the purchase price; or

223       (2) terminate the Offer and have the option to: (a) request the earnest money as liquidated damages; or (b) direct Broker to return the

224           earnest money and have the option to sue for actual damages.

225       If Seller defaults, Buyer may:

226       (1) sue for specific performance; or

227       (2) terminate the Offer and request the return of the earnest money, sue for actual damages, or both.

228 In addition, the Parties may seek any other remedies available in law or equity.

229 The Parties understand the availability of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either

230 Party defaults, the Parties may renegotiate the Offer or seek nonjudicial dispute resolution instead of the remedies outlined above. By agreeing to binding

231 arbitration, the Parties may lose the right to litigate in court of law those disputes covered by the arbitration agreement. NOTE: IF ACCEPTED, THIS OFFER

232 CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES SHOULD READ THIS DOCUMENT CAREFULLY. BROKERS MAY PROVIDE

233 A GENERAL EXPLANATION OF THE PROVISIONS OF THE OFFER BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR OPINIONS

234 CONCERNING YOUR LEGAL RIGHTS UNDER THIS OFFER OR HOW TITLE SHOULD BE TAKEN AT CLOSING. AN ATTORNEY SHOULD BE


235  CONSULTED IF LEGAL ADVICE IS NEEDED.

236  EARNEST MONEY

237 - HELD BY: Unless otherwise agreed, earnest money shall be paid to and held in the trust account of the listing broker (buyer's agent if Property is not

238 listed or seller if no broker is involved), until applied to purchase price or otherwise disbursed as provided in the Offer. CAUTION: SHOULD PERSONS OTHER

239 THAN BROKER HOLD EARNEST MONEY, AN ESCROW AGREEMENT SHOULD BE DRAFTED BY THE PARTIES OR AN ATTORNEY. IF SOMEONE OTHER THAN BUYER MAKES

240  PAYMENT OF EARNEST MONEY, CONSIDER A SPECIAL DISBURSEMENT AGREEMENT.

241 - DISBURSEMENT: If negotiations do not result in an accepted offer, the earnest money shall be promptly disbursed (after clearance from payor's

242 depository institution if earnest money is paid by check) to the person(s) who paid the earnest money. At closing, earnest money shall be disbursed

243 according to the closing statement. If this Offer does not close, the earnest money shall be disbursed according to a written disbursement agreement signed

244 by all Parties to this Offer (Note: Wis. Adm. Code ss.RL 18.09(1)(b) provides that an offer to purchase is not a written disbursement agreement pursuant to which

245 the broker may disburse). If the disbursement agreement has not been delivered to broker within 60 days after the date set for closing, broker may disburse

246 the earnest money: (1) as directed by an attorney who has reviewed the transaction and does not represent Buyer or Seller; (2) into a court hearing a lawsuit

247 involving the earnest money and all Parties to this Offer; (3) as directed by court order; or (4) any other disbursement required or allowed by law. Broker may

248 retain legal services to direct disbursement per (1) or to file an interpleader action per (2) and broker may deduct from the earnest money any costs and

249  reasonable attorneys fees, not to exceed $250, prior to disbursement.

250 - LEGAL RIGHTS/ACTION: Broker's disbursement of earnest money does not determine the legal rights of the Parties in relation to this Offer. Buyer's

251 or Seller's legal right to earnest money cannot be determined by broker. At least 30 days prior to disbursement per (1) or (4) above, broker shall send Buyer

252 and Seller notice of the disbursement by certified mail. If Buyer or Seller disagree with broker's proposed disbursement, a lawsuit may be filed to obtain

253 a court order regarding disbursement. Small Claims Court has jurisdiction over all earnest money disputes arising out of the sale of residential property with

254 1-4 dwelling units and certain other earnest money disputes. The Buyer and Seller should consider consulting attor-neys regarding their legal rights under

255 this Offer in case of a dispute. Both Parties agree to hold the broker harmless from any liability for good faith disbursement of earnest money in accordance

256 with this Offer or applicable Department of Regulation and Licensing regulations concerning earnest money. See Wis. Adm. Code Ch. RL 18. NOTE:

257 WISCONSIN LICENSE LAW PROHIBITS A BROKER FROM GIVING ADVICE OR OPINIONS CON-CERNING THE LEGAL RIGHTS OR OBLIGATIONS

258 OF PARTIES TO A TRANSACTION OR THE LEGAL EFFECT OF A SPECIFIC CONTRACT OR CONVEYANCE. AN ATTORNEY SHOULD BE CONSULTED

259  IF LEGAL ADVICE IS REQUIRED.

                                                            [page 5 of 5, WB-15]

260  PROPERTY ADDRESS: 1915 MACARTHUR ROAD, WAUKESHA, WI

261 TIME IS OF THE ESSENCE "TIME IS OF THE ESSENCE" as to: (1) earnest money payment(s); (2) binding acceptance; (3) occupancy;

262 (4) date of closing; (5) contingency deadlines STRIKE AS APPLICABLE and all other dates and deadlines in this Offer except:

263  NONE. If "Time is of the Essence"

264 applies to a date or deadline, failure to perform by the exact date or deadline is a breach of contract. If "Time is of the Essence" does not apply

265 to a date or deadline, then performance within a reasonable time of the date or deadline is allowed before a breach occurs.

266 [X] DOCUMENT REVIEW CONTINGENCY: This Offer is contingent upon Seller delivering the following documents to Buyer within

267  15 days of acceptance: CHECK THOSE THAT APPLY

268  [X]   Documents evidencing that the sale of the Property has been properly authorized, if Seller is a business entity.

269  [ ]   A complete inventory of all furniture, fixtures and equipment included in this transaction which is consistent with

270        representations made prior to and in this Offer.

271  [ ]   Uniform Commercial Code lien search as to the personal property included in the purchase price, showing the Property

272 to be free and clear of all liens, other than liens to be released prior to or at closing.

273  [ ] Other //

274                                                                            .

275  This contingency shall be deemed satisfied unless Buyer, within      days
     of the earlier of receipt of the final record to be delivered or the dead-

276 line for delivery of the documents, delivers to Seller a written notice indicating that this contingency has not been satisfied. The notice shall iden-

277 tify which document(s) have not been timely delivered or do not meet the standard set forth for the document(s).

278  [X]   ENVIRONMENTAL EVALUATION/INSPECTION CONTINGENCY: This Offer is
           contingent upon: CHECK THOSE THAT APPLY

279  [X]   A qualified independent environmental consultant of Buyer's choice conducting an environmental site assessment of the Property (see

280 lines 96 to 108), at Buyer's expense STRIKE ONE, which discloses no defects. A defect is defined as a material violation of

281 environmental laws, a material contingent liability affecting the Property arising under any environmental laws, the presence of an

282 underground storage tanks(s) or material levels of hazardous substances either on the Property or presenting a significant risk of contaminating the

283 Property due to future migration from other properties to include phase I and limited phase II environmental site assessment.

284  [ ]   A qualified independent inspector of Buyer's choice conducting an inspection of the Property and ITS SYSTEMS

285              , at Buyer's ) expense STRIKE ONE, which discloses no defects.

286 A defect is defined as a structural, mechanical or other condition that would have a significant adverse effect on the value of the Property; that

287 would significantly impair the health and safety of future occupants of the Property; or that if not repaired, removed or replaced would

288 significantly shorten or have a significantly adverse effect on the expected normal life of the Property.

289 This contingency shall be deemed satisfied unless Buyer, within SEE ADDENDUM days of acceptance, delivers to Seller a copy of the environmental site

290 assessment/inspection report(s) and a written notice listing the defect(s) identified in the environmental site assessment/inspection report(s) to

291 which Buyer objects. Defects do not include conditions the nature and extent of which Buyer had actual knowledge or written notice before

292 signing the Offer. Buyer agrees to deliver a copy of the report and notice to listing broker, if Property is listed, promptly upon delivery to Seller.

293 ADDITIONAL PROVISIONS/CONTINGENCIES ADDITIONAL PROVISIONS FROM LINE 4.: AND ADJACENT VACANT LAND IN THE TOWN OF WAUKESHA,

294 WAUKESHA COUNTY, WISCONSIN, BEING ALL OF THE PROPERTY OWNED BY THE SELLER AND THE CITY AND TOWN OF WAUKESHA ADJACENT TO THE PREVIOUSLY

295  STATED STREET ADDRESS.

296

297

298 [X] ADDENDA: The attached ADDENDUM TO COMMERCIAL OFFER TO PURCHASE is/are made part of this Offer.

299 THIS OFFER, INCLUDING ANY AMENDMENTS TO IT, CONTAINS THE ENTIRE AGREEMENT OF THE BUYER AND SELLER REGARDING THE

300 TRANSACTION. ALL PRIOR NEGOTIATIONS AND DISCUSSIONS HAVE BEEN MERGED INTO THIS OFFER. THIS AGREEMENT BINDS AND

301 INURES TO THE BENEFIT OF THE PARTIES TO THIS OFFER AND THEIR SUCCESSORS IN INTEREST.

302 This Offer was drafted on 6/13/01 [date] by [Licensee and firm] J. STEVEN TIKALSKY OF TIKALSKY, RAASCH & TIKALSKY

303 (x) /s/ Dean W. Danner                                                                                                   7/5/01
      ---------------------------------------------------------------------------  --------------------------------------  ------
304   Buyer's Signature - Print Name Here: -> ESITEC, LLC BY DEAN DANNER, MANAGER  Social Security No. or FEIN (Optional)/\ Date/\

305 (x)
      ---------------------------------------------------------------------------  --------------------------------------  ------
306   Buyer's Signature - Print Name Here: ->                                      Social Security No. or FEIN (Optional)/\ Date /\

307 EARNEST MONEY RECEIPT Broker acknowledges receipt of earnest money as per line 8 of the above Offer. (See lines 236 - 259)

308                           Broker     (By)
     ------------------------                 ----------------------------------

309 SELLER ACCEPTS THIS OFFER. THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS OFFER SURVIVE CLOSING AND

310 THE CONVEYANCE OF THE PROPERTY. SELLER AGREES TO CONVEY THE PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH

311  HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS OFFER.

312  (x) /s/ Jeffrey M. Nigl                                                                                            7/5/2001
         -----------------------------------------------------------------  ------------------------------------------  --------
313      Seller's Signature - Print Name Here: ->                               Social Security No. or FEIN (Optional)/\  Date/\
         ELECTRONIC TELE-COMMUNICATIONS BY JEFF NIGL

314  (x)
         -----------------------------------------------------------------   ---------------------------------------- --------
315      Seller's Signature - Print Name Here: ->                            Social Security No. or FEIN (Optional)/\  Date/\

316  This Offer was presented to Seller by       on     ,     , at      a.m/p.m.
                                           -----    ---  ----      ----

317  THIS OFFER IS REJECTED                            THIS OFFER IS COUNTERED [See attached counter]
                            ---------------      ----                                                 ---------------     ----
318                         Seller Initials/\    Date/\                                               Seller Initials/\   Date/\

                    ADDENDUM TO COMMERCIAL OFFER TO PURCHASE

         The attached Commercial Offer to Purchase dated June 13, 2001, by esitec, llc ("Buyer"), and Electronic Tele-Communications, Inc. ("Seller"), for the property located at 1915 MacArthur Road and land, City and Town of Waukesha, Waukesha County, Wisconsin includes the following terms and conditions as though fully stated in said Offer to Purchase.

1.       ENVIRONMENTAL INSPECTION

         The Environmental Inspection at Line 278 and thereafter of the Offer to Purchase is to include a Phase I and partial Phase II Environmental Audit acceptable to the financing institution providing the mortgage. The time for waiver of this contingency shall be immediately after the time for finally obtaining financing pursuant to the financing contingency.


2.       DESCRIPTION OF LAND

         The property building, approximately 28,511 square feet, known as 1915 MacArthur Road, City of Waukesha, Waukesha, Wisconsin, and adjacent land in the Town of Waukesha owned by Seller, including all outbuildings subject to easements and restrictions of record as approved by Buyer's representative.

3.       PERSONAL PROPERTY INCLUDED

         Furnishings in northwest corner office to be included in sale at no value will include the following: Desk and file cabinet unit, conference table, three bookcases, corner cabinet, desk chair, seven conference table chairs, two side chairs.

4.       FINANCING TERMS

         i.       $60,000.00 within 3 days of acceptance.

         ii. $858,000.00 at closing subject to adjustments and prorations for closing.

         iii.     $210,000 within 90 days of closing.

         iv. Prepaid rent for the year 2001 at the rate of $17,000.00 per month for a maximum of $102,000.00. Remaining rent to be paid as it becomes due.

         v. Prepaid rent for the year 2002 and 2003 at the rate of $5,000.00 per month for a total of $120,000.00.

         vi.      Any remaining amount due to be paid in cash at closing.

5.       LEASE

         (A) Seller shall lease from Buyer the entire main building and storage building on the adjacent land in the Town of Waukesha, excluding approximately 400 square feet of office space in the northwest corner of the building, including the northwest corner office along with reasonable rights of access to those offices and the rights to use of restrooms and other common areas of the building. Seller shall be offered a first opportunity to lease this office at the then current rates if Buyer chooses to no longer reserve it for its use.

         (B) Seller shall be provided a minimum of three parking spaces per 1000 square feet of building leased.

         (C) The lease shall be for a term of approximately 6.5 years commencing at closing and terminating no later than December 31, 2007.

         (D) The lease shall be a true triple net lease with Seller/tenant being responsible for all maintenance, repairs and replacement of the buildings, parking lots and adjacent land subject only to normal wear and tear. Buyer shall be responsible for maintaining the interior of its approximately 400 square feet of previously identified office space. Any damage caused other than by Buyer shall be Seller's responsibility under the lease.

         (E) Seller shall be permitted the use for parking and other noninvasive purposes that portion of the Town of Waukesha land as is presently paved and used for parking. Seller shall be responsible for such maintenance of the parking area and a reasonable mowed area around the parking area.

         (F) Base rent from Seller to Buyer shall be at the rate of $7.40 per square foot per year for the 28,111 square feet of rented space in the main building (Gross monthly rent in whole dollars only) or $17,335.00 per month. Use of the storage building is included in the rent of the main building. For rent due on and after the 1st day of January, 2003, base rent shall increase at the rate of 3% over the prior base rent annually.

         (G) Seller shall provide Buyer with availability and reasonable use of the phone system in the building and be responsible for its reasonable maintenance, except Buyer shall be responsible for any long distance phone charges. The Seller shall also provide Buyer with reasonable internet services including access to the internet, web page hosting and e-mail support.

         (H) Lease shall include other generally accepted provisions for triple net lease to landlord including general maintenance issues and insurance coverage for the property. Buyer shall carry insurance on the building, but Buyer shall not be required to insure any of Seller's property in or out of the building.

         (I) Seller/tenant shall be responsible for all real estate taxes on building including landlord's office space. Real estate taxes for the adjacent vacant land in the Town of Waukesha shall be paid by Seller/tenant, until Buyer makes use of this land at which time the taxes shall be prorated.

         (J) Seller/tenant shall have a right of first refusal to extend the lease under new lease terms to be negotiated at the time of the termination of the existing lease at then market rates.

         (K) Seller/tenant shall not have a right to assign or sublet any portion of the leased premises. Buyer/landlord shall have a right to withhold permission for assignment or subletting unless arrangements are made for excess income to be paid to landlord/Buyer.

         (L) Should the Seller default on the lease and to the extent that Buyer is able to lease the main building to other parties during 2002 and 2003, the Buyer will reimburse Seller those amounts of prepaid rent that the Buyer is able to collect from the new tenant after expenses.

6.        CLOSING

         The closing shall be held on or before July 15, 2001. If Buyer cannot complete all requirements of its financing and other contract requirements, the closing shall be extended until 30 days after all contract requirements have been completed, but no later than August 31, 2001.

7.       SELLER REPRESENTATION AND WARRANTIES

         As to Seller's representation of conditions as set out in lines 52 - 75, the Offer is amended as follows:

         At Line 65, Buyer acknowledges that a portion of the vacant land in the Town of Waukesha is in the 100 year floodplain.

         At Line 69, it is disclosed that the Qwik Trip Gas Station at the corner of MacArthur Road had previously had a gas leak which is being remediated, but the pollution plume crosses into the property of Seller. Seller is not aware of any liability that will be imposed upon Seller. Buyer further, acknowledges that there is some contamination from an underground gas tank of a prior owner of the building which tank had been removed before the Seller owned the building. Seller and Buyer agree if remediation is required with respect to these matters, they will negotiate in good faith on remediation to be done and the cost to be incurred by any party.

BUYER:                                 SELLER:

/s/ Dean W. Danner                     /s/ Jeffrey M. Nigl
-----------------------------------    -----------------------------------------
esitec, llc                            Electronic Tele-Communications
by: Dean Danner, Manager               by: Jeff Nigl, CFO

Date:     7/5/2001                     Date:    7/5         , 2001
      ----------------                      ----------------



                                       3